November 20, 2024	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS OCTOBER 2024 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for October 2024, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Client assets under administration grew 25% year-over-year but declined 2% compared to the preceding month primarily due to lower equity markets in October. The previously announced departure of predominantly one large independent branch negatively affected asset levels as of month end, despite strong recruiting and retention,” said Chair and CEO Paul Reilly. “Clients’ domestic cash sweep and Enhanced Savings Program (ESP) balances ended the month relatively unchanged, as inflows offset quarterly fee billings. Our investment banking pipeline and activity levels are healthy.”

Operating Data

	As of			% change from
$ in billions	October 31, 2024	October 31, 2023	September 30, 2024	October 31, 2023	September 30, 2024
Client assets under administration	$1,543.9	$1,239.2	$1,571.1	25%	(2)%
Private Client Group assets under administration	$1,477.2	$1,185.1	$1,507.0	25%	(2)%
Private Client Group assets in fee-based accounts	$862.8	$670.0	$875.2	29%	(1)%
Financial assets under management	$241.1	$196.5	$244.8	23%	(2)%

Bank loans, net	$46.2	$43.8	$46.0	5%	—%

Clients' domestic cash sweep and Enhanced Savings Program balances	$57.9	$56.9	$57.9	2%	—%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,800 financial advisors. Total client assets are $1.54 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.